UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2018

JMP Group LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36802	47-1632931
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Montgomery Street, Suite 1100, San Francisco, California 94111
(Address of Principal Executive Offices, including zip code)

415-835-8900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry in to a Material Definitive Agreement

On February 20, 2018 (the “Closing Date”) JMP Group LLC (the “Company”) closed a reset transaction of a $370.5 million collateralized loan obligation (“CLO”). The senior notes offered in the reset transaction (the “Secured Notes”) were issued by JMP Credit Advisors CLO III(R) Ltd., a newly formed special purpose Cayman vehicle (the “Issuer”), and co-issued by JMP Credit Advisors CLO III(R) LLC, a newly formed special purpose Delaware vehicle (the “Co-Issuer”), and are backed primarily by a diversified portfolio of broadly syndicated leveraged loans.

All of the collateral obligations of the CLO owned by the Issuer on the Closing Date were purchased and/or acquired from JMP Credit Advisors CLO III Ltd. (the “Seller”) pursuant to a Master Participation Agreement between Seller and Issuer dated as of February 9, 2018 and an Agreement and Plan of Merger between Seller and Issuer dated as of February 20, 2018. The Secured Notes were issued pursuant to an indenture, dated as of February 20, 2018 by and among the Issuer, the Co-Issuer and U.S. Bank National Association, as trustee thereunder (the  “Indenture”). On the Closing Date, the Issuer assumed all of the rights and obligations associated with all of the subordinated notes ($38,400,000 in aggregate principal amount) of the Seller, which as of the Closing Date, are represented by subordinated notes of the Issuer (the “Subordinated Notes”) governed by, and subject to, the terms and conditions of the Indenture.

The capital structure of the CLO is as follows:

($ in millions)

Class	Par Amount ($)	Preliminary Moody’s Rating	Maturity Date	Coupon
A	228.00	Aaa(sf)	1/17/2028	L+0.85%
B	41.70	Aa2(sf)	1/17/2028	L+1.30%
C	22.50	A2(sf)	1/17/2028	L+1.80%
D	21.60	Baa3(sf)	1/17/2028	L+2.60%
E	18.30	Ba3(sf)	1/17/2028	L+5.70%
Subordinated Notes	38.40	NR	1/17/2028	N/A
Total	370.50

The Secured Notes and the Subordinated Notes (collectively, the “Notes”) were sold in transactions exempt from registration under the Securities Act of 1933, as amended, and have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

The stated maturity dates of the Notes are set forth in the table above. The Secured Notes will be secured obligations of the Issuer. The Secured Notes are subject to a non-call period through but excluding January 17, 2019.  The CLO has a reinvestment period through January 17, 2020 that allows for the use of the proceeds from any principal repayments on, or any sales of, collateral assets towards the purchase of qualifying replacement assets, subject to certain conditions and limitations. The Subordinated Notes do not bear interest and are not rated but will be entitled to receive distributions on each payment date if and to the extent funds are available for such purpose.

To satisfy the U.S. federal interagency credit risk retention rules, the Company, through a wholly-owned subsidiary (the “Retention Holder”), purchased 1.34% of the initial aggregate outstanding amount of each class of Secured Notes and 46.88% of the aggregate outstanding amount of the Subordinated Notes in an aggregate outstanding amount equal to at least 5.20% of the fair value of the Notes, in each case, as of the Closing Date. The Retention Holder purchased the following aggregate principal amounts of the Notes: $3,056,000 of the Class A Notes, $559,000 of the Class B Notes, $302,000 of the Class C Notes, $290,000 of the Class D Notes, $246,000 of the Class E Notes and $18,000,000 of the Subordinated Notes. Each class of Notes acquired by the Retention Holder as part of the U.S. retention interest will have the same terms as all other Notes in that class, as applicable.

The Company (through JMP Credit Advisors LLC) serves as collateral manager to the Issuer under a collateral management agreement, which contains customary representations, warranties and covenants. Under the collateral management agreement, the Company will perform certain investment management functions, including supervising and directing the investment and reinvestment of the Issuer's assets, as well as performing certain administrative and advisory functions.

U.S. Bank National Association serves as collateral administrator to the Issuer under a collateral administration agreement.  The Company (through JMP Credit Advisors LLC) made customary representations, warranties and covenants in the collateral administration agreement.

The Company intends to consolidate the loan investment portfolio and expects to account for the transaction on its balance sheet as non-recourse debt.

The descriptions of the documentation relating to this transaction contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements, attached hereto as exhibits and incorporated into this Current Report on Form 8-K by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.19	Indenture, dated as of February 20, 2018, among JMP Credit Advisors CLO III(R) Ltd., as Issuer, JMP Credit Advisors CLO III(R) LLC, as Co-Issuer, and U.S. Bank National Association, as Trustee.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP Group LLC

Date: February 22, 2018	By:	/s/ Raymond Jackson
Raymond Jackson
Chief Financial Officer